Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2017 THIRD QUARTER FINANCIAL RESULTS

Board of Directors Increased Quarterly Cash Dividend to $0.06 Per Share

Financial Highlights

•	2017 Q3 revenues of $608.3 million, a 20% increase over 2016 Q3
•	2017 Q3 gross profit of $70.4 million, a 40% increase over 2016 Q3
•	2017 Q3 net income attributable to Primoris of $20.6 million, a $16.1 million (357% )increase over 2016 Q3. Earnings per share of $0.40 increased by $0.31 from 2016 Q3
•	At September 30, 2017, total backlog of $2.6 billion

Dallas, TX – November 6, 2017– Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its third quarter ended September 30,  2017.

The Company also announced that on November 2, 2017 its Board of Directors authorized a 9% increase in the quarterly cash dividend to $0.06 per share from $0.055 per share.  The cash dividend will be paid to stockholders of record on December 29, 2017, payable on or about January 15, 2018.

David King, President and Chief Executive Officer of Primoris, commented, “Primoris’ third quarter results are a reflection of our performance serving our diverse end markets.  We  experienced year over year revenue gains at the majority of our business units, with notable gains from our power projects, Gulf Coast based pipeline work and Utilities & Distribution segment.  Our utility businesses grew revenue not just with current customers but also with new customers in new geographies.  As we expected last quarter, the Civil segment’s gross margins returned to profitability, and as we work off legacy jobs, we believe margins should continue to improve for the segment.  Our acquisition strategy is paying off, as we saw positive contributions from all of our recent acquisitions.

“While hurricanes across the Gulf Coast had some impact on our third quarter results, we are extremely proud of the earnings we achieved.  Our crews are not only working profitably; they are working safely, and that is every bit as important.  Our backlog declined slightly to end the quarter at $2.62 billion, but our sales team continues doing an outstanding job of developing new projects.  Every segment reported new business awards contributing to the backlog results.”

Mr. King concluded,  “As we look at the year ahead, we have provided our guidance for the next four quarters based on our expectations of the timing of major projects and project awards, but we remain mindful that start and award dates remain uncertain.  Nevertheless, we see improving opportunities for growth in all of our end markets, especially for pipeline work and EPC projects and for utility work on top of our stable base business.”

2017 THIRD QUARTER RESULTS OVERVIEW

Revenues in the third quarter 2017 were $608.3 million, an increase of $100.5 million compared to the same period in 2016.  Gross profit for the third quarter 2017 was $70.4 million, an increase of $20.3 million compared to the same period in 2016.  Gross profit as a percentage of revenue increased to 11.6% for the third quarter 2017, compared to 9.9% for the same period in 2016.

Selling, general, and administrative expenses in the 2017 third quarter were $42.6 million compared to $36.0 million in the same period of 2016.  The primary reason for the increase in SG&A is from the businesses acquired subsequent to the third quarter of 2016.  SG&A as a percentage of total revenue was 7.0% in the 2017 third quarter compared to 7.1% in the same period of 2016.

Included in other income in the 2017 third quarter is $6.0 million of unrealized gain from a short-term investment in marketable securities.  We do not anticipate that such a gain would recur with any frequency

SEGMENT RESULTS

Through the end of the year 2016, Primoris segregated its business into three reportable segments: the Energy segment, the East Construction Services segment, and the West Construction Services segment.  In the first quarter 2017, Primoris changed its reportable segments to match the changes in the Company’s realigned internal organization and management structure.  A Form 8-K was filed on April 7, 2017 containing historical revenue, margin, and backlog information for the new segments.

•

Power, Industrial, and Engineering (“Power”) - The Power segment operates throughout the United States and specializes in a range of services that include full EPC project delivery, turnkey construction, retrofits, upgrades, repairs, outages, and maintenance for entities in the petroleum, petrochemical, water, and other industries.

•

Pipeline and Underground (“Pipeline”) – The Pipeline segment operates throughout the United States and specializes in a range of services, including pipeline construction, pipeline maintenance, pipeline facility work, compressor stations, pump stations, metering facilities, and other pipeline-related services for entities in the petroleum and petrochemical industries.

•

Utilities and Distribution (“Utilities”) – The Utilities segment operates primarily in California and the Midwest and Southeast regions of the United States and specializes in a range of services, including utility line installation and maintenance, gas and electric distribution, streetlight construction, substation work, and fiber optic cable installation.

•

Civil – The Civil segment operates primarily in the Southeast and Gulf Coast regions of the United States and specializes in highway and bridge construction, airport runway and taxiway construction, demolition, heavy earthwork, soil stabilization, mass excavation, and drainage projects.

Segment Revenues

(in thousands, except %)

(Unaudited)

	For the three months ended September 30,
	2017		2016
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$154,178	25.3%	$101,811	20.0%
Pipeline	84,357	13.9%	106,042	20.9%
Utilities	246,524	40.5%	186,985	36.8%
Civil	123,252	20.3%	112,990	22.3%
Total	$608,311	100.0%	$507,828	100.0%

	For the nine months ended September 30,
	2017		2016
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$443,191	24.6%	$367,025	26.3%
Pipeline	402,425	22.4%	217,182	15.6%
Utilities	576,446	32.0%	447,858	32.1%
Civil	378,916	21.0%	363,020	26.0%
Total	$1,800,978	100.0%	$1,395,085	100.0%

Segment Gross Profit

(in thousands, except %)

(Unaudited)

	For the three months ended September 30,
	2017		2016
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$18,842	12.2%	$10,893	10.7%
Pipeline	12,084	14.3%	32,402	30.6%
Utilities	36,081	14.6%	33,925	18.1%
Civil	3,414	2.8%	(27,091)	(24.0%)
Total	$70,421	11.6%	$50,129	9.9%

	For the nine months ended September 30,
	2017		2016
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$52,498	11.8%	$36,570	10.0%
Pipeline	79,575	19.8%	43,870	20.2%
Utilities	76,701	13.3%	68,651	15.3%
Civil	1,183	0.3%	(16,400)	(4.5%)
Total	$209,957	11.7%	$132,691	9.5%

Power, Industrial, & Engineering Segment:  Revenue in the Power segment increased by $52.4 million in the third quarter of 2017, compared to the same period in 2016.  The increase was primarily due to increased revenues from a joint venture power plant project in Southern California and a power plant construction project in the mid-Atlantic region that began late in the third quarter of 2016.  Acquisitions completed subsequent to the third quarter of 2016 contributed $6.8 million to the increase.  Segment gross profit increased by $7.9 million in the third quarter of 2017, compared to the same period in 2016.  The increase is primarily due to the increased revenues from the power plant projects and acquisitions, slightly offset by decreased revenue from a petrochemical plant that achieved substantial completion in the second quarter of 2017.  Gross profit as a percentage of revenues increased to 12.2% in the third quarter of 2017, compared to 10.7% in the same period in 2016.

Pipeline & Underground Segment:  Revenue in the Pipeline segment decreased by $21.7 million in the third quarter of 2017, compared to the same period in 2016.  The third quarter of 2016 results included revenues of $27.5 million and gross profit of $26.7 million from the collection of disputed receivables; the following discussion excludes the collection revenue and gross profit.  Revenue in the Pipeline segment increased by $5.8 million in the third quarter of 2017, compared to the same period in 2016.  The increased revenues were primarily attributable to increased work at our Texas-based pipeline group and the Coastal acquisition that was completed in the second quarter of 2017.  Segment gross profit in the Pipeline segment increased by $6.4 million, primarily as the result of the increased revenues.  Gross profit as a percentage of revenues increased to 14.3% in the third quarter of 2017, compared to 7.3% in the same period in 2016.

Utilities & Distribution Segment:   Revenue in the Utilities segment increased by $59.5 million in the third quarter of 2017, compared to the same period in 2016.  Approximately half of the increase came from increased revenue with California utilities, with increased revenues with Midwest utility customers and the second quarter 2017 acquisition of Florida Gas Contractors (now operating as Primoris Distribution Services) accounting for the remainder.  Segment gross profit increased by $2.2 million in the third quarter of 2017, compared to the same period in 2016, primarily as the result of the increased revenues.  Gross profit as a percentage of revenues decreased to 14.6% in the third quarter of 2017, compared to 18.1% in the same period in 2016.

Civil Segment:   Revenue in the Civil segment increased by $10.3 million in the third quarter 2017, compared to the same period in 2016.  The increased revenue primarily came from Texas DOT projects and a methanol plant project that began in 2017.  Segment gross profit increased by $30.5 million in the third quarter of 2017, compared to the same period in 2016.  The third quarter of 2016 included a $37.3 million write-down related to Belton, TX area I-35 highway projects.  Excluding the 2016 write-down, segment gross profit decreased by $6.8 million in the third quarter of 2017, compared to the same period in 2016.  The decrease resulted from the impact of both the hurricanes in Texas and the Gulf Coast and increased expected cost for highway jobs in Louisiana and Arkansas.  Gross profit as a percentage of revenues decreased to 2.8% in the third quarter of 2017, compared to 9.0% in the same period in 2016, excluding the impact of the I-35 projects.

OUTLOOK

Based on an expected second quarter 2018 start date for a major pipeline project in backlog, anticipated levels of customer maintenance, MSA spending, and new project awards, and given the continued uncertainty caused by the energy markets, the Company estimates that for the four quarters ending September 30, 2018, net income attributable to Primoris will be between $1.05 and $1.25 per fully diluted share.

BACKLOG

				Expected Next Four
				Quarters Total
	Backlog at September 30, 2017 (in millions)			Backlog Revenue
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Recognition
Power	$418	$41	$459	78%
Pipeline	808	43	851	55%
Utilities	66	557	623	100%
Civil	683	—	683	61%
Total	$1,975	$641	$2,616	71%

At September 30, 2017, Fixed Backlog was $2.0 billion, compared to $2.1 billion at December 31, 2016.

At September 30, 2017, MSA Backlog was $641 million, compared to $672 million at December 31, 2016.  MSA Backlog represents estimated MSA revenues for the next four quarters.

Total Backlog at September 30, 2017 was $2.6 billion, compared to $2.8 billion at December 31, 2016.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenues.  Revenue from certain projects, such as cost reimbursable and time-and-materials projects, do not flow through backlog.  At any time, any project may be cancelled at the convenience of our customers.

CONFERENCE CALL

David King, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call tomorrow, Tuesday, November 7, 2017 at 10:00 am Eastern Time / 9:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•	(877) 407-8293 (Domestic)
•	(201) 689-8349 (International)

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, conference ID 13672829, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris' website at www.prim.com. Once at the Investor Relations section, please click on "Events & Presentations”.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company's national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as "estimated," "believes," "expects," "projects," “may,” and "future" or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the "Risk Factors" section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2016, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue	$608,311	$507,828	$1,800,978	$1,395,085
Cost of revenue	537,890	457,699	1,591,021	1,262,394
Gross profit	70,421	50,129	209,957	132,691
Selling, general and administrative expenses	42,559	35,994	128,390	101,150
Impairment of goodwill	—	2,716	—	2,716
Operating income	27,862	11,419	81,567	28,825
Other income (expense):
Investment income	6,066	—	6,066	—
Foreign exchange gain (loss)	167	(92)	299	288
Other expense	(39)	(278)	(52)	(278)
Interest income	228	31	411	122
Interest expense	(2,198)	(2,246)	(6,605)	(6,754)
Income before provision for income taxes	32,086	8,834	81,686	22,203
Provision for income taxes	(9,952)	(4,078)	(28,644)	(9,244)
Net income	$22,134	$4,756	$53,042	$12,959

Less net income attributable to noncontrolling interests	(1,537)	(252)	$(3,209)	$(706)

Net income attributable to Primoris	$20,597	$4,504	$49,833	$12,253

Dividends per common share	$0.055	$0.055	$0.17	$0.17

Earnings per share:
Basic	$0.40	$0.09	$0.97	$0.24
Diluted	$0.40	$0.09	$0.96	$0.24
Weighted average common shares outstanding:
Basic	51,441	51,780	51,491	51,759
Diluted	51,707	52,034	51,751	51,978

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$143,235	$135,823
Short-term investments	19,304	—
Customer retention deposits	926	481
Accounts receivable, net	356,851	388,000
Costs and estimated earnings in excess of billings	177,662	138,618
Inventory and uninstalled contract materials	39,617	49,201
Prepaid expenses and other current assets	14,529	19,258
Total current assets	752,124	731,381
Property and equipment, net	305,046	277,346
Intangible assets, net	48,655	32,841
Goodwill	151,118	127,226
Other long-term assets	4,749	2,004
Total assets	$1,261,692	$1,170,798
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$153,677	$168,110
Billings in excess of costs and estimated earnings	159,120	112,606
Accrued expenses and other current liabilities	125,626	108,006
Dividends payable	2,829	2,839
Current portion of capital leases	214	188
Current portion of long-term debt	62,697	58,189
Current portion of contingent earnout liabilities	1,252	—
Total current liabilities	505,415	449,938
Long-term capital leases, net of current portion	245	15
Long-term debt, net of current portion	191,948	203,381
Deferred tax liabilities	9,830	9,830
Other long-term liabilities	13,007	9,064
Total liabilities	720,445	672,228
Commitments and contingencies
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	160,277	162,128
Retained earnings	376,537	335,218
Non-controlling interest	4,428	1,219
Total stockholders’ equity	541,247	498,570
Total liabilities and stockholders’ equity	$1,261,692	$1,170,798

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2017	2016
Cash flows from operating activities:
Net income	$53,042	$12,959
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	43,064	46,430
Amortization of intangible assets	6,184	5,015
Goodwill and intangible asset impairment	477	2,716
Stock-based compensation expense	911	1,169
Unrealized gain on short-term investments	(5,980)	—
Gain on sale of property and equipment	(3,880)	(3,361)
Changes in assets and liabilities:
Customer retention deposits	(445)	(451)
Accounts receivable	41,870	27,093
Costs and estimated earnings in excess of billings	(38,464)	(39,936)
Other current assets	17,210	13,865
Other long-term assets	(2,745)	(1,963)
Accounts payable	(17,813)	10,036
Billings in excess of costs and estimated earnings	46,067	(41,584)
Accrued expenses and other current liabilities	17,858	18,580
Other long-term liabilities	4,076	49
Net cash provided by operating activities	161,432	50,617
Cash flows from investing activities:
Purchase of property and equipment	(57,346)	(52,137)
Proceeds from sale of property and equipment	7,027	7,763
Purchase of short-term investments	(13,588)	—
Sale of short-term investments	350	—
Cash paid for acquisitions	(66,205)	(4,108)
Net cash used in investing activities	(129,762)	(48,482)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	30,000	30,000
Repayment of capital leases	(191)	(626)
Repayment of long-term debt	(41,088)	(36,867)
Payment of debt issuance costs for amended and restated credit agreement	(631)	—
Proceeds from issuance of common stock purchased under a long-term incentive plan	1,148	1,439
Repurchase of common stock	(4,999)	—
Dividends paid	(8,497)	(8,536)
Net cash used in financing activities	(24,258)	(14,590)
Net change in cash and cash equivalents	7,412	(12,455)
Cash and cash equivalents at beginning of the period	135,823	161,122
Cash and cash equivalents at end of the period	$143,235	$148,667